UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 18, 2014

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

7999 Gateway Blvd, Suite 300, Newark, California 94560

(Address of principal executive offices, with zip code)

(510) 744-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Executive Compensation

On February 18, 2014, the Compensation Committee approved 2014 base salaries for the Company’s executive officers, and approved the payment of bonuses for 2014 performance to executive officers pursuant to the Company’s bonus plan.  Also on February 18, 2014, the Compensation Committee approved grants to the Company’s executive officers of (i) options to purchase the Company’s common stock (“Options”) pursuant to the Company’s 2004 Equity Incentive Plan (the “Plan”) and (ii) awards of restricted stock units (“Restricted Stock Units”) pursuant to the Plan. The exercise price for each Option is $12.69 per share, which is equal to the closing price of the Company’s common stock on the date of grant. Each Option will vest in equal monthly installments over 48 months from the date of grant. One quarter of each award of Restricted Stock Units will vest on December 1, 2014, December 1, 2015, December 1, 2016 and, December 1, 2017.

The bonus payments for 2013 performance, 2014 base salaries, Option grants and Restricted Stock Unit awards are set forth in the table below.

Officer	Bonus Amount ($)	2014 Base Salary ($)	Stock Options (#)	Restricted Stock Units (#)
James A. Schoeneck President and Chief Executive Officer	425,000	625,000	295,000	122,000
August J. Moretti Chief Financial Officer and Senior Vice President	145,350	376,620	65,000	27,500
Matthew M. Gosling Senior Vice President and General Counsel	156,636	399,463	85,000	35,000
Thadd M. Vargas Senior Vice President, Business Development	137,037	341,038	80,000	33,000

Depomed, Inc. Bonus Plan Amendments

On February 19, 2014 the Board of Directors of Depomed, Inc. (the “Company”) amended the Company’s bonus Plan (the “Bonus Plan”) to change the bonus targets payable to certain executive officers.  The bonus target applicable to the Company’s President and Chief Executive Officer was changed from 60% of base salary to 70% of base salary.  The bonus target applicable to each of the Company’s Chief Financial Officer and the Company’s General Counsel was changed from 35% of base salary to 40% of base salary.

Amendment to Employee Stock Purchase Plan

On February 19, 2014 the Board of Directors amended the Company’s Employee Stock Purchase Plan (the “ESPP”) to extend the term of the ESPP until the earlier to occur of:  (a) termination of the ESPP by the Board of Directors; or (b) issuance of all shares of the Company’s common stock reserved for issuance under the ESPP.

Resignation of Michael Sweeney

On February 18, 2014, Michael Sweeney, the Company’s Chief Medical Officer and Vice President, Research and Development, resigned from the Company effective February 21, 2014.  Also on February 18, 2014, the Company and Dr. Sweeney entered into a letter agreement related to Dr. Sweeney’s separation from the Company (the “Letter Agreement”). Pursuant to the Letter Agreement, the Company will provide Dr. Sweeney severance pay for 10 months at Dr. Sweeney’s current regular monthly base salary of approximately $31,000 per month and will pay Dr. Sweeney’s COBRA premiums for up to 10 months.  The Letter Agreement also includes a customary release of claims from Dr. Sweeney in favor of the Company.  The Letter Agreement will become effective after a mandatory seven-day revocation period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: February 20, 2014	By:	/s/ Matthew M. Gosling
Matthew M. Gosling
Senior Vice President and General Counsel